Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 13, 2020, (which includes an explanatory paragraph relating to HighPeak Energy Inc.’s ability to continue as a going concern) relating to the balance sheet of HighPeak Energy Inc. as of December 31, 2019, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from October 29, 2019 (inception) to December 31, 2019.

/s/ WithumSmith+Brown, PC

New York, New York
November 5, 2020